VERDIRAMO & VERDIRAMO, P.A.
_____________________ TELECOPIER (201) 798-4627	ATTORNEYS AT LAW 3163 KENNEDY BLVD. JERSEY CITY, NJ 07306 (201) 798-7082	_____________________ E-MAIL VERDIRAMO@AOL.COM

October 27, 2004

International Commerce Development Corp.

33 Easton Avenue

Waterbury, Connecticut 06704

Gentlemen:

As counsel for your Company, I have examined your Articles of Incorporation, By-Laws, and such other corporate records, documents and proceedings and such questions of law, Delaware corporate law, including statutory provisions, all applicable provisions of the Delaware Constitution and reported decisions interpreting those laws, that I have deemed relevant for the purpose of this opinion.

I have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form SB-2, covering the registration under the Securities Act of 1933, as amended, of the proposed offer and resale of up to 2,000,000 shares of common stock by the holders thereof and the Company (the "Common Shares").   My review has included the exhibits and form of prospectus for the resale of the Common Shares.

On the basis of such examination, I am of the opinion that:

1.

The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to con- duct the business which it conducts as described in the Registration Statement.

2.

The Common Shares have been duly and validly authorized and issued and are fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the mention of my name in the “Legal Matters” section of the Prospectus.

Very truly yours,

/s/ Vincent L. Verdiramo